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                                                                    EXHIBIT 99.3

Monday May 17, 7:31 am Eastern Time

Company Press Release

SOURCE: The IT Group, Inc.

The IT Group, Inc. Commences Tender Offer for All Outstanding Shares of EMCON Common Stock

     PITTSBURGH, May 17 /PRNewswire/ -- A wholly owned subsidiary of The IT Group, Inc. (NYSE: ITX) today commenced its previously announced tender offer for the purchase of all of the issued and outstanding shares of common stock, no par value (the "Shares"), of EMCON (Nasdaq: MCON) at a price of $6.75 per Share, net to each tendering shareholder in cash, without interest. The IT Group plans to acquire EMCON in a two-step transaction. The first step would consist of a cash tender offer for all of the issued and outstanding Shares at $6.75 per Share. The second step would be a short form merger with remaining outstanding Shares converted into the right to receive $6.75 cash per Share, assuming The IT Group receives at least 90% of the Shares in the tender offer.

     In the event The IT Group receives less than 90% of the outstanding Shares in the tender offer, the balance of the EMCON Shares will be acquired in a second step merger in which each EMCON Share will be converted into shares of The IT Group Common Stock at a value of $6.75 per Share. The exchange rate would be based on the 10 trading day average closing price ending two days prior to the approval of the merger by the shareholders of EMCON. The exchange rate contains a floor at a price for The IT Group's Common Stock of $12.50.

     The minimum share condition in the tender offer will be 80% of the issued and outstanding EMCON Shares. The acquisition of EMCON is also subject to certain customary closing conditions, including receiving required clearances under the Hart-Scott-Rodino Act. The offer and withdrawal rights of the shareholders wishing to participate in the tender offer will expire at 12:00 midnight, New York City time, on Monday, June 14, 1999, unless The IT Group elects to extend the offer (subject to the terms of their agreement with EMCON). The transaction has been approved by the boards of directors of both companies.

     EMCON is a fully integrated environmental consulting, engineering, design, construction and related outsourcing services firm, serving primarily the private sector with a focus in the solid waste services market. EMCON has annual revenues of approximately $150 million, and employs about 1,000 employees in 40 offices throughout the United States. The addition of EMCON establishes The IT Group as a market leader within the solid waste services sector.

     The IT Group, Inc. is a leading provider of diversified, value-added services, with more than 6,700 employees in more than 80 offices, offering a full range of consulting, facilities management, engineering and construction and remediation. The IT Group's common stock and depository shares are traded on the New York Stock Exchange under the symbols ITX and ITXpr, respectively. More information on The IT Group can be found on the Internet at www.theitgroup.com.

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     MacKenzie Partners, Inc. is acting as information agent and CIBC World
Markets Corp. is acting as dealer manager. Questions and requests for assistance or copies of the tender offer materials may be directed to MacKenzie Partners, Inc. by telephoning 1-800-322-2885. Questions concerning the tender offer may also be directed to CIBC World Markets Corp. by telephoning 212-856-3540.


SOURCE: The IT Group, Inc.


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